EXHIBIT 10.4

MORGAN STANLEY

EMPLOYEES’ EQUITY ACCUMULATION PLAN

[YEAR] SPECIAL DISCRETIONARY RETENTION AWARDS

AWARD CERTIFICATE FOR STOCK OPTIONS

Table of Contents for Award Certificate

1.	Stock options generally.	2
2.	Vesting schedule.	2
3.	Expiration date.	3
4.	Exercise.	3
5.	Restrictions on transfer of Option Shares.	3
6.	Death, Disability and Full Career Retirement.	4
7.	Involuntary termination by the Firm.	4
8.	Governmental Service.	5
9.	Qualifying Termination.	5
10.	Cancellation of awards under certain circumstances.	5
11.	Tax and other withholding obligations.	7
12.	Obligations you owe to the Firm.	8
13.	Nontransferability.	8
14.	Designation of a beneficiary.	8
15.	Ownership and possession.	9
16.	Securities law compliance matters.	9
17.	Compliance with laws and regulation.	9
18.	No entitlements.	10
19.	Consents under local law.	10
20.	Award modification.	10
21.	Governing law.	10
22.	Defined terms.	11

MORGAN STANLEY

[YEAR] SPECIAL DISCRETIONARY RETENTION AWARDS

AWARD CERTIFICATE FOR STOCK OPTIONS

Morgan Stanley has awarded you special discretionary retention stock options as part of your discretionary long-term incentive compensation for services provided during [year] and as an incentive for you to remain in Employment and provide services to the Firm through the Scheduled Vesting Dates. This Award Certificate sets forth the general terms and conditions of your [year] special discretionary stock option award. The number of stock options in your award has been communicated to you independently.

If you are employed outside the United States, you will also receive an “International Supplement” that contains supplemental terms and conditions for your [year] special discretionary stock option award. You should read this Award Certificate in conjunction with the International Supplement, if applicable, in order to understand the terms and conditions of your stock option award.

Your stock option award is made pursuant to the Plan. References to “stock options” in this Award Certificate mean only those stock options included in your [year] special discretionary stock option award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.

The purpose of the stock option award is, among other things, to align your interests with the interests of the Firm and Morgan Stanley’s stockholders, to reward you for your continued Employment and service to the Firm in the future and your compliance with the Firm’s policies (including the Code of Conduct), to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. In view of these purposes, you will earn each portion of your [year] special discretionary stock option award only if you (1) remain in continuous Employment through the applicable Scheduled Vesting Date (subject to limited exceptions set forth below), (2) do not engage in any activity that is a cancellation event set forth in Section 10(c) below and (3) satisfy obligations you owe to the Firm as set forth in Section 12 below. Even if your award has vested, you will have no right to your award if a cancellation event occurs under the circumstances set forth in Section 10(c) below. As Morgan Stanley deems appropriate, it will require you to provide a written certification or other evidence, from time to time in its sole discretion, to confirm that no cancellation event has occurred, including upon a termination of Employment and/or prior to the exercise of your stock option. If you fail to timely provide any required certification or other evidence, Morgan Stanley will cancel your award. It is your responsibility to provide the Executive Compensation Department with your up-to-date contact information.

Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 22 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 22 below have the meanings set forth in the Plan.

1.	Stock options generally.

Each stock option gives you the right to purchase one share of Morgan Stanley common stock at the Exercise Price.

2.	Vesting schedule.

Except as otherwise provided in this Award Certificate, one-third of your stock options will vest on each of the First Scheduled Vesting Date, Second Scheduled Vesting Date and Third Scheduled Vesting Date.1 Your stock options will become exercisable upon vesting. Any fractional stock options resulting from the application of the

[1]	The vesting schedule presented in this form of Award Certificate is indicative. The vesting schedule applicable to awards may vary.

vesting schedule will be aggregated and will vest on the next Scheduled Vesting Date. Except as otherwise provided in this Award Certificate, each portion of your stock options will vest only if you continue to provide future services to the Firm by remaining in continuous Employment through the applicable Scheduled Vesting Date and providing value added services to the Firm during this timeframe. The special vesting terms set forth in Sections 6, 7, 8 and 9 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) upon your Full Career Retirement following the first anniversary of the Date of the Award, (iii) if the Firm terminates your employment in an involuntary termination under the circumstances described in Section 7, (iv) upon a Governmental Service Termination or (v) upon a Qualifying Termination. Vested stock options and any Option Shares are subject to the transfer restrictions and cancellation and withholding provisions set forth in this Award Certificate.

3.	Expiration date.

Your stock options will expire on the Expiration Date, assuming your Employment continues until that date. If your Employment terminates before the Expiration Date, any of your stock options that were vested at the time of the termination of your Employment will expire on the earlier of (i) 90 days following your termination and (ii) the Expiration Date. The special expiration and cancellation provisions set forth in Sections 6, 7, 8 and 9 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) upon your Full Career Retirement following the first anniversary of the Date of the Award, (iii) if the Firm terminates your employment in an involuntary termination under the circumstances described in Section 7, (iv) upon a Governmental Service Termination or (v) upon a Qualifying Termination.

4.	Exercise.

The Exercise Price of your stock options may be paid to the Firm in the following ways: (1) in cash, (2) in shares of Morgan Stanley common stock or (3) in a combination of cash and shares. Any shares that you tender to pay the exercise price will be valued at their fair market value on the exercise date, using a valuation methodology established by Morgan Stanley. Morgan Stanley may also allow you to make a “cashless” exercise of stock options (in which the payment of the exercise price is funded by a sale of shares by a broker) or to exercise your stock options through a net-share settlement.

Morgan Stanley may implement policies and procedures regarding the availability of any of the foregoing exercise methods or to facilitate cashless exercises. Your exercise and payment must conform to the policies and procedures that Morgan Stanley implements from time to time.

Your stock options are considered to be exercised in the order in which they vested.

5.	Restrictions on transfer of Option Shares.

Your Option Shares may not be transferred prior to the applicable Scheduled Vesting Date, except as otherwise provided in this Award Certificate. However, you may sell shares to the extent required to cover the exercise price and tax or other withholding obligations arising upon exercise.

If you pay the exercise price of your stock options by tendering shares of Morgan Stanley common stock that you already own and that are not subject to transfer restrictions, the transfer restrictions set forth in this Section 5 apply only to the Option Shares.

After the applicable Scheduled Vesting Date (and regardless of whether the exercise occurs before or after the applicable Scheduled Vesting Date), the Option Shares will not be subject to any transfer restrictions, other than those that may arise under the securities laws, Section 12 below, and the Firm’s policies as in effect from time to time.

For purposes of this Award Certificate, a “transfer” of shares includes, without limitation, any sale, assignment, pledge, mortgage, encumbrance or other disposition, direct or indirect, whether or not for value, and whether or not voluntary, but does not include a transfer after your death by will or the laws of descent and distribution.

6.	Death, Disability and Full Career Retirement.

The following special vesting terms apply to your stock options:

(a) Death during Employment.    If your Employment terminates due to death, all of your unvested stock options will vest on the date of your death. Following your termination due to death, your stock options will remain outstanding until the Expiration Date, and the beneficiary you have designated pursuant to Section 14 or the legal representative of your estate, as applicable, may exercise your stock options until the Expiration Date.

After your death, the cancellation provisions set forth in Section 10(c) will no longer apply, and any Option Shares will no longer be subject to transfer restrictions (other than those that may arise under the securities laws, Section 12 below or the Firm’s policies).

(b) Death after termination of Employment.     If you die after the termination of your Employment, the beneficiary you have designated pursuant to Section 14 or the legal representative of your estate, as applicable, may exercise any vested stock options that you held at the time of your death to the extent and for the period of time that you would have been permitted to exercise your stock options at the time of your death.

After your death, the cancellation provisions set forth in Section 10(c) will no longer apply, and any Option Shares will no longer be subject to transfer restrictions (other than those that may arise under the securities laws, Section 12 below or the Firm’s policies).

(c) Disability.     If your Employment terminates due to Disability, all of your unvested stock options will vest on the date your Employment terminates and vested stock options will remain exercisable until the Expiration Date. Any cancellation provisions set forth in Section 10(c) will no longer apply to your stock options or Option Shares and your Option Shares will no longer be subject to transfer restrictions (other than those that may arise under the securities laws, Section 12 below or the Firm’s policies).

(d) Full Career Retirement.     If your Employment terminates in a Full Career Retirement following the first anniversary of the Date of the Award, all of your unvested stock options will vest on the date your Employment terminates and your vested stock options will remain exercisable until the Expiration Date. The transfer restrictions that apply to your Option Shares and the cancellation provisions set forth in Section 10(c) that apply to your stock options and Option Shares will continue to apply until the applicable Scheduled Vesting Date.

7.	Involuntary termination by the Firm.

If the Firm terminates your employment under circumstances not involving any cancellation event set forth in Section 10(c), your unvested stock options will vest on the date your employment with the Firm terminates, provided that you sign an agreement and release satisfactory to the Firm. If you do not sign such an agreement and release satisfactory to the Firm within the timeframe set by the Firm in connection with your involuntary termination as described in this Section 7, any stock options that were unvested immediately prior to your termination shall be canceled. Your vested stock options will remain exercisable until the later of (i) [fifth anniversary of February 2 following the Date of the Award] and (ii) the second anniversary of your involuntary termination as described in this Section 7 (but in no event later than the Expiration Date). Any cancellation provisions set forth in Section 10(c) will no longer apply to your stock options or Option Shares and your Option Shares will no longer be subject to transfer restrictions (other than those that may arise under the securities laws, Section 12 below or the Firm’s policies).

8.	Governmental Service.

(a) General treatment of awards upon Governmental Service Termination. If your Employment terminates in a Governmental Service Termination and not involving a cancellation event set forth in Section 10(c), then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 8(c), your unvested stock options will vest on the date of your Governmental Service Termination and your vested stock options will remain exercisable until (i) the date that is 90 days following your Governmental Service Termination (but in no event later than the Expiration Date) or (ii) if you satisfy the conditions for a Full Career Retirement at the time of your termination and your termination occurs following the first anniversary of the Date of the Award, the Expiration Date. Your Option Shares will no longer be subject to transfer restrictions (other than those that may arise under the securities laws, Section 12 below or the Firm’s policies).

(b) General treatment of vested awards upon acceptance of employment at a Governmental Employer following termination of Employment.     If your Employment terminates other than in a Governmental Service Termination and not involving a cancellation event set forth in Section 10(c) and, following your termination of Employment, you accept employment with a Governmental Employer, then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 8(c), any transfer restrictions will no longer apply to your Option Shares upon your commencement of such employment, provided you present the Firm with satisfactory evidence demonstrating that as a result of such employment the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

(c) Repayment obligation.     If you engage in any activity constituting a cancellation event set forth in Section 10(c) within the applicable period of time that would have resulted in cancellation of all or a portion of your stock options or Option Shares, you will be required to pay to Morgan Stanley an amount equal to the sum of:

(1) the amount you were required to recognize as income for federal (or other applicable) income tax purposes in connection with your exercise of any stock options that would have been canceled (including in connection with your exercise of any stock options resulting in Option Shares that would have been canceled); and

(2) interest on the amount described in the preceding clause (1) at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date of such exercise through the date preceding the payment date.

9.	Qualifying Termination.

If your employment terminates in a Qualifying Termination, your unvested stock options will vest and your vested stock options will remain exercisable until the later of (i) [fifth anniversary of February 2 following the Date of the Award] and (ii) the second anniversary of your Qualifying Termination (but in no event later than the Expiration Date). Any cancellation provisions set forth in Section 10(c) will no longer apply to your stock options or Option Shares and your Option Shares will no longer be subject to transfer restrictions (other than those that may arise under the securities laws, Section 12 below or the Firm’s policies).

10.	Cancellation of awards under certain circumstances.

(a) Cancellation of unvested awards.     Your unvested stock options will be canceled if your Employment terminates for any reason other than death, Disability, a Full Career Retirement following the first anniversary of the Date of the Award, an involuntary termination by the Firm described in Section 7, a Governmental Service Termination or a Qualifying Termination.

(b) General treatment of vested awards.     Except as otherwise expressly provided in this Award Certificate, any vested stock options that you hold at the time of the termination of your Employment will remain exercisable for 90 days following the termination of your Employment (but in no event later than the Expiration Date).

(c) Cancellation of awards under certain circumstances.     The cancellation events set forth in this Section 10(c) are designed, among other things, to incentivize compliance with the Firm’s policies (including the Code of Conduct), to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 10(c) shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the cancellation events set forth in this Section 10(c) no longer apply).

Your stock options, even if vested, and Option Shares are not earned until the applicable Scheduled Vesting Date (and until you satisfy all obligations you owe to the Firm as set forth in Section 12 below) and, unless prohibited by applicable law, will be canceled prior to the applicable Scheduled Vesting Date in any of the circumstances set forth below in Section 10(c)(1) or (2). Although you will become the beneficial owner of Option Shares upon exercise of your stock options, the Firm may retain custody of your Option Shares following exercise of your stock options pending any investigation or other review that impacts the determination as to whether the stock options or Option Shares are cancellable under the circumstances set forth below and, in such an instance, the Option Shares shall be forfeited in the event the Firm determines that the stock options or Option Shares were cancellable under the circumstances set forth below.

(1) Competitive Activity.     If you resign and all or a portion of your stock options vest upon such resignation and you engage in Competitive Activity, the following shall apply, subject to applicable law:2

(i) If your Competitive Activity occurs before the First Scheduled Vesting Date, then all of your stock options and Option Shares will be canceled immediately.

(ii) If your Competitive Activity occurs on or after the First Scheduled Vesting Date but before the Second Scheduled Vesting Date, then:

(A) 2/3 of your stock options (including Option Shares acquired upon exercise of such stock options) will be canceled immediately; and

(B) the remaining 1/3 of your stock options will expire on the date that is 90 days after your Employment termination date, any Option Shares that you acquired upon an exercise occurring after such 90-day period will be canceled.

(iii) If your Competitive Activity occurs on or after the Second Scheduled Vesting Date but before the Third Scheduled Vesting Date, then:

(A) 1/3 of your stock options (including Option Shares acquired upon exercise of such stock options) will be canceled immediately; and

[2]	Provided that, for the President and Chief Executive Officer only, this provision only applies if such termination is not a termination for Good Reason. For these purposes, Good Reason is defined as a resignation following: (i) his removal from the position of Chief Executive Officer of Morgan Stanley; (ii) his failure to be elected or reelected to the Board of Directors of Morgan Stanley; (iii) a change in his reporting relationship such that he is no longer reporting directly and solely to the Board of Directors of Morgan Stanley; (iv) a material diminution of his duties and responsibilities as the Chief Executive Officer of Morgan Stanley that is not agreed by the parties or the assignment to him of duties materially inconsistent with his position, duties or responsibilities, or any other material action by Morgan Stanley which is materially inconsistent or materially reduces his position, duties or responsibilities; (v) any material breach by Morgan Stanley of its material obligations to provide payments or benefits as required in his offer letter; or (vi) Morgan Stanley’s requiring his principal office to be based at any office or location other than the office or location designated as Morgan Stanley’s principal executive offices.

Notwithstanding the foregoing, he will not be deemed to have resigned for Good Reason unless (i) he has given the Chairman of the Board written notification of his intention to do so, describing the factual basis for “Good Reason” and (ii) the event giving rise to “Good Reason” is not cured by Morgan Stanley within 30 business days after the Chairman of the Board’s receipt of the notice.

(B) the remaining 2/3 of your stock options will expire on the date that is 90 days after your Employment termination date, any Option Shares that you acquired upon an exercise occurring after such 90-day period will be canceled.

(iv) If your Competitive Activity occurs on or after the Third Scheduled Vesting Date, then all of your stock options and Option Shares will remain outstanding and will continue to be subject to all the other terms and conditions set forth in this Award Certificate.

(v) Your stock options are considered to be exercised in the order in which they vested.

(2) Other Events.     If any of the following events occur at any time before the applicable Scheduled Vesting Date all of your stock options (whether or not vested), and any Option Shares, will be canceled immediately, subject to applicable law:

(i) Your Employment is terminated for Cause or you engage in conduct constituting Cause (either during or following Employment and whether or not your Employment has been terminated as of the applicable Scheduled Vesting Date);

(ii) Following the termination of your Employment, the Firm determines that your Employment could have been terminated for Cause (for these purposes, “Cause” will be determined without giving consideration to any “cure” period included in the definition of “Cause”);

(iii) You disclose Confidential and Proprietary Information to any unauthorized person outside the Firm, or use or attempt to use Confidential and Proprietary Information other than in connection with the business of the Firm; or you fail to comply with your obligations (either during or after your Employment) under the Firm’s Code of Conduct (and any applicable supplements) or otherwise existing between you and the Firm, relating to Confidential and Proprietary Information or an assignment, procurement or enforcement of rights in Confidential and Proprietary Information;

(iv) You engage in a Wrongful Solicitation;

(v) You make any Unauthorized Comments;

(vi) You fail or refuse, following your termination of Employment, to cooperate with or assist the Firm in a timely manner in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Firm is a subject, target or party and as to which you may have pertinent information; or

(vii) You resign from your employment with the Firm without having provided the Firm prior written notice of your resignation consistent with the notice period requirements undertaken by you in connection with your employment offer letter, Sign-On or Notice & Non-Solicitation Agreement or any other contractual obligation in connection with the terms and conditions of your employment, or, in the event no such prior contractual notice period requirements exist, you resign from your employment with the Firm without having provided the Firm prior written notice of your resignation of at least thirty (30) days.

11.	Tax and other withholding obligations.

Any exercise of your stock options shall be subject to the Firm’s withholding of all required United States federal, state, local and foreign income and employment/payroll taxes (including Federal Insurance Contributions Act taxes). You authorize the Firm to withhold such taxes from any payroll or other payment or compensation to you and to take such other action as the Firm may deem advisable to enable it and you to satisfy obligations for the payment of withholding taxes and other tax obligations, assessments, or other governmental charges, whether of the United States or any other jurisdiction relating to the exercise of your stock options.

Pursuant to rules and procedures that Morgan Stanley establishes, you may elect to satisfy the tax or other withholding obligations arising upon exercise of your stock options by having Morgan Stanley withhold shares of Morgan Stanley common stock or by tendering shares of Morgan Stanley common stock, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the fair market value of Morgan Stanley common stock on the date your stock options are exercised, using a valuation methodology established by Morgan Stanley. In order to comply with applicable accounting standards or the Firm’s policies in effect from time to time, Morgan Stanley may limit the amount of shares that you may have withheld or that you may tender.

12.	Obligations you owe to the Firm.

As a condition to the earning of your award, the Firm may require you to pay such sum to the Firm as may be necessary to satisfy any obligation that you owe to the Firm. Notwithstanding any other provision of this Award Certificate, Morgan Stanley may, in its sole discretion, take various actions affecting your stock options in order to collect amounts sufficient to satisfy any obligation that you owe to the Firm and any tax or other withholding obligations as described in Section 11 relating to the exercise of your stock options. These actions include the following:

(a) Upon exercise of stock options, Morgan Stanley may withhold a number of shares sufficient to satisfy any obligation that you owe to the Firm and any tax or other withholding obligations. The Firm shall determine the number of shares to be withheld by dividing the dollar value of your obligation to the Firm and any tax or other withholding obligations by the fair market value of Morgan Stanley common stock on the date of exercise.

(b) Morgan Stanley may, at any time, cancel any of your unexercised stock options or any Option Shares that remain subject to transfer restrictions in a quantity sufficient to satisfy any obligation that you owe to the Firm and any tax or other withholding obligations. Any canceled stock options will be considered to have a value equal to the difference between the fair market value of the underlying shares of Morgan Stanley common stock, determined on the date of cancellation, and the exercise price. Any canceled Option Shares will be considered to have a value equal to the fair market value of Morgan Stanley common stock determined on the date of cancellation. Such amount, less any applicable withholding taxes, will be credited against your obligation.

Morgan Stanley’s determination of any amount that you owe the Firm shall be conclusive. The fair market value of Morgan Stanley common stock for purposes of the foregoing provisions shall be determined using a valuation methodology established by Morgan Stanley.

13.	Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your stock options, other than as provided in Section 14 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, stock options may be exercised only by you.

Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of Morgan Stanley, shall all be bound by, and shall benefit from, the terms and conditions of your award.

14.	Designation of a beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the shares to be delivered under this Award Certificate in the event of your death or, following your death, to exercise any stock options that have become exercisable and have not expired or been canceled. To make a beneficiary designation, you must complete and submit the Beneficiary Designation form on the Executive Compensation website at [website redacted].

Any shares that become deliverable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate. Any stock options that remain exercisable following your death, and as to which a designation of beneficiary is not in effect, will be exercisable by the legal representative of your estate.

If you previously filed a designation of beneficiary form for your equity awards with the Executive Compensation Department, such form will also apply to all of your equity awards, including this award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares or exercise stock options under this award, Morgan Stanley may determine in its sole discretion to deliver the shares in question to your estate or to allow the representative of your estate to exercise the stock options in question. Morgan Stanley’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to this award.

15.	Ownership and possession.

(a) Before exercise.     Generally, you will not have any rights as a stockholder in the shares of Morgan Stanley common stock subject to your stock options until such shares are delivered to you following the exercise of your stock options. Delivery of shares to you will be effected by entry of your name in the share register of Morgan Stanley or by such other procedure as may be authorized by Morgan Stanley.

(b) Following exercise.     Subject to Sections 5 and 10(c), following exercise of your stock options you will be the beneficial owner of the Option Shares delivered to you and, upon such delivery, you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.

(c) Custody of shares.     Morgan Stanley may maintain possession of the Option Shares until such time as your Option Shares are no longer subject to restrictions on transfer.

16.	Securities law compliance matters.

Morgan Stanley may affix a legend to any stock certificates representing shares of Morgan Stanley common stock issued upon exercise of your stock options (and any stock certificates that may subsequently be issued in substitution for the original certificates). The legend will read substantially as follows:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE WERE ISSUED PURSUANT TO THE MORGAN STANLEY EMPLOYEES’ EQUITY ACCUMULATION PLAN AND ARE SUBJECT TO THE TERMS AND CONDITIONS THEREOF AND OF AN AWARD CERTIFICATE FOR STOCK OPTIONS AND ANY SUPPLEMENT THERETO.

THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ON TRANSFER BY VIRTUE OF THE SECURITIES ACT OF 1933.

COPIES OF THE PLAN, THE AWARD CERTIFICATE FOR STOCK OPTIONS AND ANY SUPPLEMENT THERETO ARE AVAILABLE THROUGH THE EXECUTIVE COMPENSATION DEPARTMENT.

Morgan Stanley may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.

17.	Compliance with laws and regulation.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon exercise of your stock options (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Firm or a Related Employer has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

18.	No entitlements.

(a) No right to continued Employment.     This stock option award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Firm or your employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your employment by the Firm or a Related Employer, or as giving you any right to continue in the employ of the Firm or a Related Employer, during any period (including without limitation the period between the Date of the Award and any of the Scheduled Vesting Dates or the Expiration Date, or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Firm or a Related Employer following any termination of Employment.

(b) No right to future awards.     This award, and all other awards of stock options and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of stock options or any other equity-based award at any time in the future or in respect of any future period.

(c) No effect on future employment compensation.     Morgan Stanley has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future year, and does not diminish in any way the Firm’s discretion to determine the amount, if any, of your compensation. This award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

19.	Consents under local law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

20.	Award modification.

Morgan Stanley reserves the right to modify or amend unilaterally the terms and conditions of your stock options, without first asking your consent, or to waive any terms and conditions that operate in favor of Morgan Stanley. These amendments may include (but are not limited to) changes that Morgan Stanley considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. Morgan Stanley may not modify your stock options in a manner that would materially impair your rights in your stock options without your consent; provided, however, that Morgan Stanley may, but is not required to, without your consent, amend or modify your stock options in any manner that Morgan Stanley considers necessary or advisable to (i) comply with any Legal Requirement, (ii) ensure that your award does not result in an excise or other supplemental tax on the Firm under any Legal Requirement, or (iii) ensure that your stock options are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to exercise. Morgan Stanley will notify you of any amendment of your stock options that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Global Head of Human Resources or the Chief Operating Officer (or if such positions no longer exist, by the holder of an equivalent position) to be effective.

21.	Governing law.

This Award Certificate and the related legal relations between you and Morgan Stanley will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

22.	Defined terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:

(a) “Board” means the Board of Directors of Morgan Stanley.

(b) “Cause” means:

(1) any act or omission which constitutes a breach of your obligations to the Firm, including, without limitation, (A) your failure to comply with any notice or non-solicitation restrictions that may be applicable to you or (B) your failure to comply with the Firm’s compliance, ethics or risk management standards, or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Firm;

(2) your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Firm; or

(3) your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing.

(c) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(1) any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by Morgan Stanley or any of its Subsidiaries, (B) Morgan Stanley or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of Morgan Stanley in substantially the same proportions as their ownership of Morgan Stanley, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person(s) any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of the total voting power of the stock of Morgan Stanley; provided, however, that the provisions of this subsection (1) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (3) below;

(2) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by Morgan Stanley’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board;

(3) the consummation of a merger or consolidation of Morgan Stanley with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Morgan Stanley (or any direct or indirect subsidiary of Morgan Stanley) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of Morgan Stanley outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of Morgan Stanley stock (or if

Morgan Stanley is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided further that a merger or consolidation effected to implement a recapitalization of Morgan Stanley (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities shall not be considered a Change in Control; or

(4) the complete liquidation of Morgan Stanley or the sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Morgan Stanley that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Morgan Stanley immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (x) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Morgan Stanley common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Morgan Stanley immediately prior to such transaction or series of transactions and (y) no event or circumstances described in any of clauses (1) through (4) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of Morgan Stanley, or in the ownership of a substantial portion of Morgan Stanley’s assets, as defined in Section 409A. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of Morgan Stanley by any one person or more than one person acting as a group that is considered to effectively control Morgan Stanley.

For purposes of the provisions of this Award Certificate, terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

(d) “Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.

(e) “Competitive Activity” means:

(1) becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (x) that are similar or substantially related to the services that you provided to the Firm, or (y) that you had direct or indirect managerial or supervisory responsibility for at the Firm, or (z) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Firm, in each such case, at any time during the year preceding the termination of your employment with the Firm; or

(2) either alone or in concert with others, forming, or acquiring a 5% or greater equity ownership, voting interest or profit participation in, a Competitor.

(f) “Competitor” means any corporation, partnership or other entity that competes, or that owns a significant interest in any corporation, partnership or other entity that competes, with any business activity the Firm engages in, or that you reasonably knew or should have known that the Firm was planning to engage in, at the time of the termination of your Employment.

(g) “Confidential and Proprietary Information” means any information that is classified as confidential in the Firm’s Global Policy on Confidential Information or that may have intrinsic value to the Firm, the Firm’s clients or other parties with which the Firm has a relationship, or that may provide the Firm with a competitive advantage, including, without limitation, any trade secrets; inventions (whether or not patentable); formulas; flow charts; computer programs; access codes or other systems information; algorithms; technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Firm’s compilation of that information for use in its business, provided that such Confidential and Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Confidential and Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or discs, electronic communications, videotapes, audiotapes, and oral communications.

(h) “Date of the Award” means [insert grant date, which typically will coincide approximately with the end of the year in respect of which the award is made].

(i) “Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Firm and applicable to you.

(j) “Employed” and “Employment” refer to employment with the Firm and/or Related Employment.

(k) “Exercise Price” means [            ] per share.

(l) “Expiration Date” means [seventh anniversary of Date of the Award].

(m) The “Firm” means Morgan Stanley (including any successor thereto) together with its subsidiaries and affiliates. For purposes of the definitions of “Cause,” “Confidential and Proprietary Information,” “Unauthorized Comments” and “Wrongful Solicitation” set forth in this Award Certificate and Section 10(c)(2)(vi) of this Award Certificate, references to the “Firm” shall refer severally to the Firm as defined in the preceding sentence and your Related Employer, if any. For purposes of the cancellation provisions set forth in this Award Certificate relating to disclosure or use of Confidential and Proprietary Information, references to the “Firm” shall refer to the Firm as defined in the second preceding sentence or your Related Employer, as applicable.

(n) “First Scheduled Vesting Date” means [first anniversary of February 2 following the Date of the Award].

(o) “Full Career Retirement” means the termination of your Employment by you or by the Firm for any reason other than under circumstances involving any cancellation event described in Section 10(c), and other than due to your death or Disability, a Governmental Service Termination or pursuant to a Qualifying Termination, on or after the date on which:

(1) you have attained age 50 and completed at least 12 years of service as a [            ]3 of the Firm or equivalent officer title; or

(2) you have attained age 50 and completed at least 15 years of service as an officer of the Firm at the level of [            ]4 or above; or

(3) you have completed at least 20 years of service with the Firm; or

(4) you have attained age 55 and have completed at least 5 years of service with the Firm and the sum of your age and years of service equals or exceeds 65.5

[3]	Specified officer title(s) in one or more specified business units.

[4]	Specified officer title(s) in one or more specified business units.

[5]	Age and service conditions specified in clauses (1) through (4) may vary from year to year.

For the purposes of the foregoing definition, service with the Firm will include any period of service with the following entities and any of their predecessors:

(i) AB Asesores (“ABS”) prior to its acquisition by the Firm (provided that only years of service as a partner of ABS shall count towards years of service as an officer);

(ii) Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co.;

(iii) Miller Anderson & Sherrerd, L.L.P. prior to its acquisition by MS Group;

(iv) Van Kampen Investments Inc. and its subsidiaries prior to its acquisition by MS Group;

(v) FrontPoint Partners LLC and its subsidiaries prior to its acquisition by the Firm; and

(vi) Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.;

provided that, in the case of an employee who has transferred employment from DWD to MS Group or vice versa, a former employee of DWD will receive credit for employment with DWD only if he or she transferred directly from DWD to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997, and a former employee of MS Group will receive credit for employment with MS Group only if he or she transferred directly from MS Group to Morgan Stanley DW Inc. or its affiliates subsequent to February 5, 1997.

(p) “Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

(q) “Governmental Service Termination” means the termination of your Employment due to your commencement of employment at a Governmental Employer; provided that you have presented the Firm with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

(r) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(s) “Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

(t) “Management Committee” means the Morgan Stanley Management Committee and any successor or equivalent committee.

(u) “Option Shares” means the number of shares of Morgan Stanley common stock underlying the portion of your stock options being exercised less the aggregate number of shares of common stock, if any, tendered, withheld or disposed of (including any shares disposed of in a cashless or net-share settlement exercise) to pay the exercise price and tax or other withholding obligation arising upon such exercise; provided, however, that solely for purposes of Section 10(c), “Option Shares” means, in the case of a stock option for which you pay the exercise price and/or tax or other withholding obligation in cash, the number of shares of Morgan Stanley common stock underlying the portion of your stock options being exercised less the number of shares calculated by dividing (i) the aggregate amount of exercise price and tax or other withholding obligation paid in connection with such exercise by (ii) the closing price of Morgan Stanley common stock as reported on The Bloomberg Professional Service on the date of exercise, and rounding such result down to the nearest whole share.

(v) “Plan” means the Employees’ Equity Accumulation Plan, as amended.

(w) “Qualifying Termination” means your Separation from Service within eighteen (18) months following a Change in Control under either of the following circumstances: (a) the Firm terminates your employment under circumstances not involving any cancellation event; or (b) you resign from the Firm due to (i) a materially adverse alteration in your position or in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control, as determined by the Committee or its delegees, or (ii) the Firm requiring your principal place of employment to be located more than 75 miles from the location where you were principally employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with your business travel obligations in the ordinary course of business prior to the Change in Control).

(x) “Related Employment” means your employment with an employer other than the Firm (such employer, herein referred to as a “Related Employer”), provided that: (i) you undertake such employment at the written request or with the written consent of Morgan Stanley’s Global Head of Human Resources (or if such position no longer exists, the holder of an equivalent position); (ii) immediately prior to undertaking such employment you were an employee of the Firm or were engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Firm in its discretion as Related Employment; and, provided further that the Firm may (1) determine at any time in its sole discretion that employment that was recognized by the Firm as Related Employment no longer qualifies as Related Employment, and (2) condition the designation and benefits of Related Employment on such terms and conditions as the Firm may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Firm, or otherwise modify your and the Firm’s respective rights and obligations.

(y) “Scheduled Vesting Date” means the First Scheduled Vesting Date, the Second Scheduled Vesting Date and/or the Third Scheduled Vesting Date, as the context requires.

(z) “Second Scheduled Vesting Date” means [second anniversary of February 2 following the Date of the Award].

(aa) “Section 409A” means Section 409A of the Internal Revenue Code and any regulations thereunder.

(bb) “Separation from Service” means a separation from service with the Firm for purposes of Section 409A determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. For purposes of this definition, Morgan Stanley’s subsidiaries and affiliates include (and are limited to) any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Morgan Stanley and any trade or business that is under common control with Morgan Stanley (within the meaning of Section 414(c) of the Internal Revenue Code), determined in each case in accordance with the default provisions set forth in Treasury Regulation §1.409A-1(h)(3).

(cc) “Third Scheduled Vesting Date” means [third anniversary of February 2 following the Date of the Award].

(dd) You will be deemed to have made “Unauthorized Comments” about the Firm if, while Employed or following the termination of your Employment, you make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Firm, its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

(ee) A “Wrongful Solicitation” occurs upon either of the following events:

(1) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 180 days after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Firm employee to leave the Firm or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment; or

(2) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 90 days (180 days if you are a member of the Management Committee at the time of notice of termination) after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Firm (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Firm or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Firm is engaged (other than the Firm); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Morgan Stanley has duly executed and delivered this Award Certificate as of the Date of the Award.

MORGAN STANLEY

/s/
[Name] [Title]